Exhibit 10.1

FORM OF

NON-EMPLOYEE DIRECTOR RESTRICTED SHARE NOTICE

Pursuant to the 2013 ROWAN COMPANIES PLC INCENTIVE PLAN, as amended

1.	Grant of Restricted Shares. Pursuant to Annex 1 to the 2013 Rowan Companies plc Incentive Plan (as amended, the “Plan”), upon and subject to the conditions described in this Non-Employee Director Restricted Share Notice (this “Notice”) and Annex 1 to the Plan, Rowan Companies plc, a public limited company incorporated under English law (the “Company”), hereby grants to ___________ (the “Participant”), effective as of _________ (the “Grant Date”), ___________ restricted shares (the “Restricted Shares” and such award, the “Grant”). All capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Plan.

2.	Incorporation of the Plan. References in this Notice to the Plan shall be taken to mean Annex 1 to the Plan. The Plan is hereby incorporated herein by this reference. In the event of any conflict between the terms of this Notice and the Plan, the terms of the Plan shall control.

3.	Vesting Schedule; Forfeiture.

(a)	The Grant shall vest and cease to be subject to forfeiture and deemed repurchase with respect to all of the Restricted Shares subject thereto on the earlier of (i) the date of the first (1st) annual general meeting of the Company’s shareholders to occur following the Grant Date or (ii) the one (1) year anniversary of the Grant Date (such date, the “Vesting Date”), subject to the Participant’s continued service as a Director through the Vesting Date; provided, however, that if the Participant incurs a Director Termination (as defined below) due to the Participant’s death prior to the Vesting Date, all then-unvested Restricted Shares shall vest in full and cease to be subject to forfeiture and deemed repurchase upon such Director Termination.

(b)	Subject to Section 3(a) above, if the Participant resigns as a Director, is removed as a Director or ceases to provide services as a Director for any reason (each, a “Director Termination”), the Grant (to the extent not then-vested, after taking into account any accelerated vesting that occurs in connection with such Director Termination, if any) shall be forfeited and deemed to be repurchased by the Company (without payment therefor) as of the date of such Director Termination, unless determined otherwise by the Committee. For the avoidance of doubt, upon the Participant ceasing to provide services as a Director for any reason, unless otherwise provided in this Notice or another written agreement between the Company and the Participant or otherwise determined by the Committee, no Restricted Shares which have not become vested as of the date the Participant ceases to provide services as a Director shall thereafter become vested.

4.	Issuance.

(a)	The Restricted Shares may be evidenced in such a manner as the Committee shall deem appropriate.

(b)	Until Restricted Shares vest and cease to be subject to forfeiture and deemed repurchase in accordance with Section 3 above, the Restricted Shares shall not be transferable except by will or the laws of descent and distribution. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of the Participant. Any purported assignment, alienation, pledge, attachment, sale, transfer or other encumbrance of the Restricted Shares, prior to the lapse of restrictions, that does not satisfy the requirements hereunder shall be void and unenforceable against the Company. Notwithstanding the foregoing, in the case of the Participant’s Disability or death, the Participant’s rights under this Notice may be exercised by the Participant’s guardian or the legal representative of his or her estate (or the person who acquires the rights under this Notice by bequest or inheritance or by the reason of the death of the Participant), as applicable.

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(c)	As soon as administratively feasible following the vesting of the Restricted Shares in accordance with Section 3 above, the Company shall remove the notations on any such shares issued in book entry form, or shall deliver such shares, less the amount of shares withheld pursuant to Section 6 hereof, if any, without charge to the Participant’s account, without any restrictive legend.

5.	Dividends. Any cash dividends that may be paid on the Restricted Shares after the Grant Date shall be accumulated either in cash or share equivalents at the discretion of the Committee and held in an account or in escrow by the Company until such time as the Participant shall vest in the Restricted Shares to which such dividends are attributable as described in Section 3 above. The Participant shall receive a cash payment or a number of shares equal to the accumulated dividends paid (reduced by the amount of any Tax-Related Items (as defined below)) with respect to the Restricted Shares as they become vested. All accumulated dividends attributable to unvested Restricted Shares shall be forfeited if, when and to the extent that the underlying Restricted Shares are forfeited.

6.	Responsibility for Taxes. The Participant acknowledges that, regardless of any action by the Company, the ultimate liability for all United Kingdom and/or United States federal, state, local and other taxes, foreign taxes, income taxes, social insurance taxes, payroll taxes, fringe benefits taxes, payments on account or other tax-related items related to the Participant's participation in the Plan and legally applicable to the Participant (collectively, the “Tax-Related Items”) is and remains the sole responsibility of the Participant's and is not the responsibility of the Company. The Participant further acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Shares, including, but not limited to, the grant or vesting of the Restricted Shares, the release of the Restricted Shares from restrictions, the subsequent sale of any such shares and the receipt of any dividends with respect to such Shares, and (ii) are under no obligation to structure the terms of the grant or any other aspect of the Restricted Shares to reduce or eliminate the Participant's liability for Tax-Related Items or achieve any particular tax result. Further, the Participant acknowledges that, if the Participant is subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Company may withhold or account for Tax-Related Items in more than one jurisdiction. The Participant also acknowledges and agrees that if the Participant makes an election under Code Section 83(b) or any comparable provision under UK law to be taxed with respect to the Restricted Shares, the Participant shall deliver a copy of such election to the Company promptly after filing such election with the U.S. Internal Revenue Service along with proof of the timely filing thereof. The Participant is relying solely on the Participant’s own tax advisors with respect to the Participant’s decision to make or not make a tax election with respect to the Restricted Shares, and understands that the Participant shall be solely responsible for any tax liability that may arise with respect to the Restricted Shares.

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The Participant acknowledges and agrees that the Company shall have the right to require the Participant to satisfy all obligations relating to the Tax-Related Items by one or a combination of the following, as determined in the discretion of the Committee:

(a)	withholding from the Participant's cash compensation to be paid to the Participant by the Company, including any cash dividends owed to Participant with respect to the Restricted Shares;

(b)	withholding from proceeds of the sale of shares acquired pursuant to the Restricted Shares either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant's behalf and without consent from the Participant); or

(c)	selling or transferring to the employee benefit trust established by the Company shares acquired pursuant to the Restricted Shares; or

(d)	withholding an appropriate number of Restricted Shares that would otherwise be delivered to the Participant upon vesting.

The Participant acknowledges and agrees that the Company shall have the authority and the right to deduct or withhold, or to require the Participant to pay to the Company an amount sufficient to satisfy all Tax-Related Items that arise in connection with the Restricted Shares.

For Participants subject to tax in the United Kingdom, if payment or withholding of the income tax due in connection with the Restricted Shares is not made within ninety (90) days of any event giving rise to the income tax liability or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax will constitute a benefit to the Participant on which additional income tax (and national insurance contributions (“NICs”), to the extent applicable) will be payable. The Company may recover any such additional income tax and NICs at any time thereafter by any of the means referred to herein or otherwise permitted under the Plan. The Participant will also be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime.

7.	Adjustment. The Participant acknowledges and agrees that the Restricted Shares are subject to adjustment upon certain events as set forth in the Plan.

8.	Participant’s Directorship. In consideration of the Restricted Shares granted hereby, the Participant covenants with the Company that he or she shall remain a Director of the Company for at least six (6) months from the Grant Date.

9.	Securities Laws.

(a) The Participant acknowledges that the Plan and this Notice are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, as well as all applicable state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Restricted Shares are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Notice shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

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(b) Notwithstanding any other provision of the Plan or this Notice, if the Participant is subject to Section 16 of the Exchange Act, then the Plan, the Restricted Shares and this Notice shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Notice shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

10.	Conditions to Issuance of Shares. The Company shall not be required to issue or deliver any Restricted Shares under this Notice or to make any book entries evidencing such Restricted Shares prior to fulfillment of the conditions set forth in Section 10.7 of the Plan.

11.	Transfer of Restricted Shares. Except as provided under Section 6 hereof, the Restricted Shares and all rights granted hereunder shall not be (i) assignable, saleable or otherwise transferable by the Participant other than by will or the laws of descent and distribution or pursuant to a domestic relations order or (ii) subject to any encumbrance, pledge or charge of any nature. Any purported assignment, pledge, attachment, sale, transfer, encumbrance or other charge of the Restricted Shares in violation of this Section 11 shall be void and of no force or effect. Without limiting the generality of the foregoing, the Restricted Shares shall be subject to the restrictions on transferability set forth in Section 10.8 of the Plan (“Transferability”).

12.	Severability. In the event that any provision of this Notice shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable and shall not affect the remaining provisions of this Notice, and this Notice shall be construed and enforced as if the illegal, invalid or unenforceable provision had never been included herein.

13.	Certain Restrictions. By accepting the Restricted Shares granted under this Notice, the Participant acknowledges that he or she will enter into such written representations, warranties and notices and execute such documents as the Company may reasonably request in order to comply with the terms of this Notice or the Plan, or securities laws or any other applicable laws, rules or regulations, or as are otherwise deemed necessary or appropriate by the Company and/or the Company’s counsel.

14.	Recoupment. Notwithstanding any provision of this Notice to the contrary, the Participant acknowledges that the Committee may, in its sole discretion and in accordance with the terms of the Plan:

(a) recoup from the Participant all or a portion of the Shares issued or cash paid and/or any payments made in respect of dividends under this Notice if the Company’s reported financial or operating results are materially and negatively restated within five (5) years of the issuance of such Shares or the payment of such amounts, as applicable; and

(b) recoup from the Participant if, in the Committee’s judgment, the Participant engaged in conduct which was fraudulent, negligent or not in good faith, and which disrupted, damaged, impaired or interfered with the business, reputation or employees of the Company or its Affiliates or which caused a subsequent adjustment or restatement of the Company’s reported financial statements, all or a portion of the Shares issued or cash paid under this Notice within five (5) years of such conduct.

In addition, to the extent determined by the Company in its discretion to be applicable to the Participant, the Restricted Shares shall be subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any rules and regulations thereunder, (ii) similar rules under the laws of any other jurisdiction and (iii) any policies adopted by the Company to implement such requirements.

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Any Shares subject to recoupment may be transferred to the employee benefit trust established by the Company, and the Participant agrees to execute any documents necessary to effectuate such transfer.

15.	Amendment and Termination. Except as otherwise provided in the Plan or this Notice, no amendment of this Notice or the Restricted Shares that adversely affects the Participant’s rights hereunder in any material respect or termination of this Notice shall be made by the Company without the consent of the Participant.

16.	Data Privacy. The Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Notice and any other grant materials by and among the Company and its Affiliates (collectively, the “Company Group”) for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company Group may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, title, any Shares or directorships held in the Company Group, details of any Restricted Shares or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (collectively, “Data”).

The Participant understands that Data will be transferred to such Plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The recipients of Data may be located in the United States or elsewhere, and the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant may request a list with the names and addresses of any potential recipients of Data by contacting the Company’s Secretary. The Participant authorizes the Company Group and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s Secretary. Further, the Participant is providing his or her consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, his or her service with the Company will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant's consent is that the Company would not be able to grant the Restricted Shares or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant’s refusal or withdrawal of his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant may contact the Company’s Secretary.

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17.	Code Section 409A; No Guarantee of Tax Consequences. This award of Restricted Shares is intended to be exempt from Code Section 409A and the provisions hereof shall be interpreted and administered consistently with such intent. Notwithstanding any provision of the Plan or this Notice to the contrary, if at any time the Committee determines, in its sole discretion, that this award of Restricted Shares (or any portion thereof) may not be compliant with or exempt from Code Section 409A, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan or this Notice, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate to provide for the Restricted Shares to either be exempt from the application of Code Section 409A or comply with the requirements of Code Section 409A; provided, however, that this Section 17 shall not create any obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so. The Company makes no commitment or guarantee to the Participant that any federal or state tax treatment will apply or be available to any person eligible for benefits under this Notice.

18.	No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant's participation in the Plan, the grant and/or vesting of the Restricted Shares, and/or the acquisition or disposition of the Restricted Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

19.	Successors and Assignees; Binding Effect. The Company may assign any of its rights under this Notice to single or multiple assignees. Subject to the restrictions on transfer set forth herein, this Notice shall be binding upon and inure to the benefit of any assignees of or successors to the Company, the Participant and all persons lawfully claiming under the Participant.

20.	Governing Law. This Notice shall be governed by, and construed in accordance with, the laws of the United States and the State of Texas, without regard to conflict of laws principles, except to the extent that the Act or the laws of England and Wales mandatorily apply.

21.	Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant's participation in the Plan, the Restricted Shares and any Shares issued under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

22.	Waiver. A waiver by the Company of breach of any provision of this Notice shall not operate or be construed as a waiver of any other provision of this Notice, or of any subsequent breach of any other provision of this Notice by the Participant or any other person.

By signing below, the Participant agrees to be bound by the terms and conditions of the Plan and this Notice. The Participant hereby agrees to accept as binding, conclusive and final all decisions and/or interpretations of the Committee upon any questions arising under the Plan or relating to the Restricted Shares.

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